EXHIBIT 1A - 12

344 Thomas L Berkley Way Oakland, CA 94612

510.834.4530 ~ cuttingedgecounsel.com

October 3, 2018

Re: TechSoup Global, Inc. Offering of Debt Note Securities via Regulation A+ of Securities Act of 1933

To Whom It May Concern:

We have acted as special counsel to TechSoup Global, Inc, a California 501(c)(3) Non-Profit Corporation, (the “Borrower”), in connection with the preparation, execution and delivery of the Risk Capital Note Loan Agreement, the Patient Capital Loan Agreement, and the Community Investment Loan Agreement, each undated and added as Exhibits 1A-4A to 1A-4C to the Borrower’s Regulation A+ Offering Statement dated September 14, 2018 (the “Loan Agreements”), made by and between the Borrower and those individuals or entities that intend to loan to the Borrower via one of Loan Agreement Notes (the “Lenders”). This opinion is being furnished at the request of the Borrower and pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, 15 U.S.C. 77a et seq., as amended, and the Securities Exchange Act of 1934, 15 U.S.C. 78a et seq., as amended.1

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Loan Agreements.

1.	Documents Reviewed. For the purposes of delivering this opinion letter, we have prepared and reviewed originals of the Loan Agreements and the following documents, created on behalf of the Borrower, each undated and added as Exhibits 1A-3A to 1A-3C to the Borrower’s Regulation A+ Offering Statement dated September 14, 2018:

a.	The Risk Capital Note,

b.	The Patient Capital Note, and

c.	The Community Investment Note.

The Loan Agreements, collectively with the agreements referred to in clauses (a) through (c), are hereinafter referred to as the “Opinion Documents”.

We have also reviewed executed originals or copies of executed originals of the following documents:

(a) The organizational documents of the Borrower, as amended, restated or supplemented through the date hereof and resolutions of the Borrower, in each case, as certified by the appropriate officer of the Borrower; and

1 Regulation S-K requires that all Securities Act filings include an opinion of counsel regarding the legality of the securities being offered and sold pursuant to the registration statement.

(b) Such other records of the Borrower, certificates of public officials and of officers of the Borrower and agreements and other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed in this letter.

The documents referred to in clauses (a) and (b), are hereinafter referred to herein as the (“Relevant Documents”).

For purposes of this opinion:

“Generally Applicable Law” means (i) the Federal laws of the United States of America, (ii) the laws of the State of California, (iii) the California General Corporation Law (including the rules or regulations promulgated thereunder or pursuant thereto), (iv) federal or state securities or Blue Sky laws, and (v) the California Commercial Code (UCC), based solely on our examination of the text of California UCC as published by the State of California on January 1, 2007 and updated through the present, and not upon any independent review of cases decided by the California courts or the legislative history of the California UCC, which in our experience are reasonably likely to be applicable to transactions of the type contemplated by a California lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Borrower, the Opinion Documents or the transactions contemplated by the Opinion Documents. Generally Applicable Law does not include (x) laws, rules or regulations related to environmental, natural resources or land use, real property, taxation, or (y) laws, rules or regulations applicable to the particular nature of the borrower’s business.

“Order” means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority.

“To our knowledge” or words of similar import means (i) the actual knowledge of (x) the lawyer in our firm who signed the opinion, (y) any lawyer in our firm actively engaged in negotiating, drafting and preparing the Opinion Documents and (z) solely as to information relevant to a particular opinion, issue or confirmation regarding a particular factual matter, the lawyer in our firm who is primarily responsible for providing the response concerning that particular opinion, issue or confirmation and (ii) without any independent verification or investigation including (x) an examination of the files of any lawyer described in this paragraph, (y) any review or examination of any agreements, documents, certificates, instruments or other documents other than the Opinion Documents or the Relevant Documents or (z) any inquiry of any lawyer (other than the lawyers described in this paragraph) or any other Person (other than the Borrower).

2.	Assumptions. For the purposes of rendering the opinions set out in Clause (3), we have assumed without independent verification or inquiry:

a.	The genuineness of all signatures on all documents we have reviewed.

b.	The authenticity of the documents submitted to us.

c.	The conformity to authentic originals of any documents submitted to us as certified, conformed or photostatic copies.

d.	The legal capacity of natural Persons.

e.	The truthfulness, accuracy and completeness of the information, representations and warranties contained or made in any Opinion Document or Relevant Document.

f.	That the Borrower has the power and authority (corporate or otherwise) to execute and deliver each Opinion Document to which it is a party and to perform its obligations thereunder.

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g.	That each Opinion Document shall be the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms.

3.	Opinions. Based upon such review and subject to the assumptions, exceptions and other matters set forth herein, we are of the opinion that:

a.	The Borrower is a nonprofit corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

b.	The Borrower has (i) the corporate power and authority to execute and deliver each Opinion Document to which it is a party and perform its obligations thereunder, and (ii) taken all corporate action necessary to authorize the execution, delivery and performance of each such Opinion Document.

c.	The execution and delivery by the Borrower of each Opinion Document to which it intends to be a party do not, and the performance by the Borrower of its obligations thereunder will not result in (i) a violation by the Borrower of its organizational documents, (ii) a violation by the Borrower of any statute of the United States, the State of California, or any published rule or regulation promulgated thereunder, or (iii) a breach of, or default under, or acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Borrower under, or result in or require the creation of any Lien upon or security interest in any property of the Borrower pursuant to the terms of any agreement.

d.	Each Opinion Document to which the Borrower intends to be a party will constitute a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

e.	No consent, approval or authorization of, or declaration or qualification filing with, any state or United States Governmental Authority, is required to be obtained or made by the Borrower on or prior to the date hereof in connection with the due execution, delivery or performance by the Borrower of its obligations under any Opinion Document to which it is a party except for the filing of the Regulation A+ documents to the U.S. Securities and Exchange Commission (“SEC”) to obtain qualification of the offering, and state notice filings once the Regulation A+ filing has been qualified.

f.	The Borrower is not required to register as an investment company under the Investment Company Act of 1940, as amended.

g.	To our knowledge, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any Governmental Authority or arbitrator, pending or threatened against the Borrower that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Borrower or on the validity or enforceability of the Opinion Documents.

h.	The making of the Loans to the Borrower and the use of the proceeds of the Loans as contemplated by the Loan Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System as now in effect.

4.	Exceptions. The opinions expressed above are qualified in their entirety and are subject to the following comments and limitations:

a.	We express no opinion as to the effects of (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) including the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance or injunctive relief or other equitable remedies may be sought, and (iii) an implied covenant of good faith, reasonableness and fair dealing and standards of immateriality, commercial reasonableness.

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b.	The enforceability of provisions in any Opinion Document to the effect that the terms of such Opinion Document may not be waived or modified except in writing may be limited under certain circumstances.

c.	The opinion expressed in Clause 3(a) hereof as to the good standing of the Borrower is (i) given solely on the basis of the certificate of good standing issued by the Secretary of the State of California and attached hereto as Exhibit A, and speaks only as to the date of such certificate and not as of the date hereof and (ii) is limited to the meaning ascribed to such certificate by such Governmental Authority and applicable law.

d.	We express no opinion as to any provisions in any Opinion Document to the extent such provisions (i) relate to the subject matter jurisdiction of the United States District Court of California to adjudicate any controversy, (ii) purport to grant any court exclusive jurisdiction, (iii) purport to waive any right to claim that any action, suit or proceeding has been brought in an inconvenient forum, or (iv) purport to waive any right to remove any action, suit or proceeding to the United States Federal Courts.

e.	We note that any provision of the Opinion Documents that permit a party to take any action or make any determination may be subject to a requirement that such action be taken or such determination be made on a reasonable basis and in good faith.

f.	We express no opinion as to the enforceability of any provision of any Opinion Document which purports to limit the ability of a court to decide the extent to which any portion of such Opinion Document determined to be invalid may be severed from such Opinion Document.

g.	We express no opinion as to the enforceability of any provision of the Opinion Documents providing for the indemnification, release or exculpation of any party insofar as such provisions may require indemnification, release or exculpation for matters that violate statutory duties or public policy, including in relation to the offer, issue or sale or distribution of securities or criminal violations.

h.	We express no opinion as to the laws of any jurisdiction other than the Generally Applicable Laws in effect as of the date of this opinion letter. We do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law or a change in any fact relating to the Borrower or any other Person. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

The opinions expressed herein are solely for your benefit and may not, without our express prior written consent, be disclosed to or relied upon in any manner by any other Person, other than any Person that becomes a Lender in accordance with the Loan Documents within 360 days of the date of this opinion letter, provided, however that, this opinion may be disclosed (i) to a prospective assignee or acquiror of the Lender’s interest under the Loan Documents, (ii) to Governmental Authorities or (iii) pursuant to an Order or legal process of any Governmental Authority.

Very truly yours,

/s/ Kim Arnone
Managing Partner, Cutting Edge Counsel

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EXHIBIT A

GOOD STANDING CERTIFICATE

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State of California

Secretary of State

CERTIFICATE OF STATUS

ENTITY NAME:

TECHSOUP GLOBAL

FILE NUMBER:	C1503831
FORMATION DATE:	07/21/1988
TYPE:	DOMESTIC NONPROFIT CORPORATION
JURISDICTION:	CALIFORNIA
STATUS:	ACTIVE (GOOD STANDING)

I, ALEX PADILLA, Secretary of State of the State of California, hereby certify:

The records of this office indicate the entity is authorized to exercise all of its powers, rights and privileges in the State of California.

No information is available from this office regarding the financial condition, business activities or practices of the entity.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of May 24, 2017. ALEX PADILLA Secretary of State

NP-25 (REV 01/2015)	PAM